Exhibit 10.1
OPTION AGREEMENT
This OPTION AGREEMENT, dated as of December 22, 2008 (this “Agreement”), is by and among WESTWOOD ONE, INC., a Delaware corporation (“Parent”), TLAC, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), TRAFFICLAND, INC., a Delaware corporation (the “Company”), and P. Richard Zitelman, in his capacity as Stockholder Representative (the “Stockholder Representative”). Parent, Merger Sub, the Company and the Stockholder Representative are sometimes collectively referred to herein as the “Parties,” and each, a “Party”).
RECITALS
WHEREAS, the Parties have negotiated the terms of an agreement and plan of merger, a copy of which is annexed hereto as Exhibit A (the “Merger Agreement”), providing for (a) the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving company of the Merger and as a wholly owned subsidiary of Parent, and (b) the payment of cash and the delivery of securities to stockholders of the Company in consideration of the Merger;
WHEREAS, the Company has prepared a disclosure schedule, a copy of which is annexed hereto as Exhibit B (the “Initial Disclosure Schedule”), and has advised Parent that the Initial Disclosure Schedule represents the disclosure schedule which the Company would have delivered to Parent pursuant to Article IV of the Merger Agreement (as the so-called “Company Disclosure Schedule”) if the Company were to have entered into the Merger Agreement as of the date hereof;
WHEREAS, concurrent with the execution of this Agreement and as a material inducement for Parent to pursue the acquisition of the Company pursuant to this Agreement and the Merger Agreement, certain stockholders of the Company and holders of Convertible Securities (as defined in the Merger Agreement) (the “Signing Stockholders”) have entered into a Stockholders’ Agreement, dated as of the date hereof, with Parent, a copy of which is annexed hereto as Exhibit C (the “Stockholders’ Agreement”), pursuant to which, among other things, the Signing Stockholders have agreed to vote in favor of the Merger and the Merger Agreement (and against any competing transaction with any third party other than Parent or an Affiliate of Parent), and to indemnify Parent in accordance with the indemnification provisions set forth in the Merger Agreement and provide Parent with any documentation or other information reasonably requested by Parent in order to ensure that the Signing Stockholders are bound by such provisions;
WHEREAS, concurrent with the execution of this Agreement and as a material inducement for Parent to pursue the acquisition of the Company pursuant to this Agreement and the Merger Agreement, Lawrence H. Nelson, who currently serves as the Company’s Chief Executive Officer, entered into an employment agreement with Parent, which employment agreement shall become effective as of and subject to the occurrence of the Effective Time, and, as further inducement to Parent to enter into this Agreement and the Merger Agreement, the Company desires that each of the additional employees of the Company listed on Exhibit B-1 to the Merger Agreement (referred to collectively in the Merger Agreement as the “Restricted

Employees”), or a permissible Replacement therefor, enter into an employment agreement with Parent in the form of Company Employment Agreement attached as Exhibit B-2 to the Merger Agreement, which employment agreements would become effective as of and subject to the occurrence of the Effective Time;
WHEREAS, upon the terms and subject in all respects to the conditions set forth in this Agreement and the Merger Agreement, Parent, Merger Sub and the Company have approved this Agreement, the Merger and the Merger Agreement;
WHEREAS, the respective Board of Directors of Parent, Merger Sub and the Company each has (i) determined that the Merger is advisable and fair to, and in the best interests of, their respective stockholders, and (ii) subject to the terms and conditions set forth in this Agreement and the Merger Agreement, approved and adopted this Agreement and the Merger Agreement and approved the Merger and the other transactions contemplated by the Merger Agreement;
WHEREAS, concurrent with the execution of this Agreement, the Company and Metro Networks Communications, Inc., a Maryland corporation and wholly owned subsidiary of Parent (“Network”), have executed and delivered that certain License and Services Agreement, dated as of the date hereof, a copy of which is annexed hereto as Exhibit D (the “License Agreement”);
WHEREAS, as a material inducement for the Company and the Stockholder Representative to enter into this Agreement and grant to Parent the Option (as defined herein), Network has entered into the License Agreement and agreed to the terms and conditions thereof, including, without limitation, the payment to the Company of certain fees described therein;
WHEREAS, each Party has duly executed undated copies of the Merger Agreement (the “Escrowed Merger Agreements” and together with the Initial Disclosure Schedule, the “Escrowed Documents”) to LOWENSTEIN SANDLER, PC (the “Document Escrow Agent”), and such Escrowed Documents have been delivered to the Document Escrow Agent;
WHEREAS, pursuant to the terms of this Agreement, the Escrowed Documents shall be held in escrow by the Document Escrow Agent, who shall hold such Escrowed Documents in escrow in accordance with the provisions set forth on Exhibit E annexed hereto pending exercise, expiration or termination of the Option;
WHEREAS, the Escrowed Documents shall be dated by the Document Escrow Agent and released to each of the Parties in the event that Parent, in its sole discretion, elects to exercise the Option, which only may be exercised after satisfaction of the conditions precedent to the exercise of the Option, all as more particularly set forth in this Agreement;
WHEREAS, the Escrowed Documents shall be cancelled and destroyed by the Document Escrow Agent in accordance with the terms of this Agreement regarding notice to the Document Escrow Agent and other matters in the event of the expiration or termination of the Option; and

WHEREAS, capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Merger Agreement;
NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
THE OPTION
Section 1.1 The Option. Upon the terms and subject to the satisfaction of the conditions set forth in Section 1.3 below, time being of the essence, the Parties agree that Parent, at its sole election, shall have, and the Company and the Stockholder Representative hereby grant to Parent, the right (the “Option”), prior to the Expiration Date (as defined in Article V hereof), to cause the Escrowed Documents to be released from escrow, dated as of the date upon which Parent delivers the Exercise Notice (as defined in Section 1.4 hereof) (except in the case of the Initial Disclosure Schedule, which shall retain its original date) and delivered by the Document Escrow Agent. Specifically, in the event that Network satisfies the conditions precedent to exercise of the Option set forth herein and then Parent exercises the Option prior to the Expiration Date, automatically and without any further action by or consent of any of the Parties other than the provision of the Exercise Notice (a) the Escrowed Documents shall be released from escrow by the Document Escrow Agent and (other than the Initial Disclosure Schedule) shall be dated by the Document Escrow Agent as of the date upon which Parent delivers the Exercise Notice to the Company and the Document Escrow Agent (the “Execution Date”); (b) promptly after the Execution Date, the Escrowed Documents shall be distributed by the Document Escrow Agent to all of the Parties (such that each Party shall receive a fully executed and dated copy of the Escrowed Merger Agreements and the Initial Disclosure Schedule); and (c) the terms and provisions of the Merger Agreement (as supplemented by the Final Disclosure Schedule to be furnished by the Company to Parent pursuant to Section 1.4), including, without limitation, all pre-Closing covenants set forth therein, shall be in full force and effect.
Section 1.2 Exercise Period. Parent shall have the right to exercise the Option if, and only if, Network timely satisfies each of the payment conditions set forth in Sections 1.3(a), (b) and (c) below prior to the Expiration Date, time being of the essence. In the event that Network satisfies each of such payment conditions prior to the Expiration Date, Parent shall have the right to exercise the Option at any time during the period commencing on the date on which Network timely satisfies the condition set forth in Section 1.3(c) below (the “Commencement Date”) and ending on the Expiration Date. The period from the Commencement Date through and including the Expiration Date is referred to herein as the “Exercise Period.”
Section 1.3 Conditions to Exercise. The Option shall automatically become exercisable by Parent if, prior to the Expiration Date, Network timely satisfies each of the following conditions, time being of the essence:

(a) Initial Payment. In accordance with the provisions of the License Agreement, Network shall have paid to the Company the sum of $750,000 upon execution of the License Agreement; and
(b) January 31 Payments. In accordance with the provisions of the License Agreement, Network (i) shall have paid to the Company, subsequent to the date hereof and on or before January 31, 2009, the sum of $750,000 (the “First January 31 Payment”) and (ii) either (x) shall have paid to the Company, subsequent to the date hereof and on or before January 31, 2009, an additional sum of $750,000 (the “Second January 31 Payment — Discounted Basis”), or (y) shall have paid to the Company, at any time after January 31, 2009 and on or before February 20, 2009, an additional sum of $755,000 (the “Second January 31 Payment — Non-Discounted Basis”); and
(c) February 20 Payment. In accordance with the provisions of the License Agreement, Network shall have paid to the Company, on or before February 20, 2009, the sum of $750,000 (the “February 20 Payment”).
Section 1.4 Update of the Initial Disclosure Schedule; Notification of Exercise. In the event that Network timely satisfies each of the payment conditions set forth in Section 1.3 prior to the Expiration Date and Parent determines that it may desire to exercise the Option, Parent shall provide the Company and the Document Escrow Agent with written notice (a “Pre-Exercise Notice”) of its intention to exercise the Option and of the date on which it intends to exercise the Option (such date to be not less than five nor more than ten days from the date on which Parent delivers the Pre-Exercise Notice to the Company). Within five days of its receipt of a Pre-Exercise Notice, the Company shall deliver to Parent an updated disclosure schedule which shall reflect all changes, updates, revisions or other modifications to the Initial Disclosure Schedule that are required to assure that each of the representations and warranties in Article IV of the Escrowed Merger Agreement, as supplemented by such update, remains accurate in all material respects or, with respect to any such representation or warranty that contains a materiality or Company Material Adverse Effect qualifier, remains accurate in all respects. If, within five days of its receipt of such updated disclosure schedule, Parent still desires to exercise the Option, it shall provide written notice of its election (the “Exercise Notice”) to the Company and the Document Escrow Agent, such Exercise Notice to confirm that Network has timely satisfied each of the payment conditions set forth in Section 1.3 If Parent does not provide the Exercise Notice within such five-day period but Network has timely satisfied each of the payment conditions set forth in Section 1.3, Parent shall have the right, on up to one additional occasion during the Exercise Period, to furnish a Pre-Exercise Notice to the Company (provided that in such case the Pre-Exercise Notice is furnished no later than five days prior to the Expiration Date). In the case of such Pre-Exercise Notice, the Company shall be obligated to deliver an updated disclosure schedule (which shall reflect all changes, updates, revisions or other modifications to the Initial Disclosure Schedule that are required to assure that each of the representations and warranties in Article IV of the Escrowed Merger Agreement, as supplemented by such update, remains accurate in all material respects or, with respect to any such representation or warranty that contains a materiality or Company Material Adverse Effect qualifier, remains accurate in all respects) within five days of the Company’s receipt of such Pre-Exercise Notice, and Parent shall have the right, but not the obligation, to exercise the Option by delivering an Exercise Notice within five days of its receipt of such updated disclosure schedule.

The updated disclosure schedule provided by the Company to Parent following the Company’s receipt of an Exercise Notice is referred to herein as the “Final Disclosure Schedule.”
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub as follows:
Section 2.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to operate and lease its properties and to carry on its business as now being conducted.
Section 2.2 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. P. Richard Zitelman, in his capacity as Stockholder Representative, has full power and authority, with respect to all Signing Stockholders that have executed and delivered a Stockholders’ Agreement, to execute and deliver this Agreement and the Merger Agreement, to perform the Stockholder Representative’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and (subject to receiving stockholder approval of the Merger Agreement and the Merger) no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, and (ii) is subject to general principles of equity. The Company has received all approvals and consents necessary from its board of directors and (subject to receiving stockholder approval of the Merger Agreement and the Merger) stockholders to consummate the transactions contemplated by this Agreement.
Section 2.3 No Conflicts.
(a) The execution and delivery by the Company of this Agreement does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Organizational Documents, as amended or restated, or conflict with or violate, in any material respect, any Laws applicable to the Company or by which any of the properties of the Company are bound, or (ii) except as set forth in Section 4.5 of the Initial Disclosure Schedule with respect to the consequences of entering into the License Agreement or the consummation of the Merger, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on, any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, lease, license, permit, franchise or other instrument or obligation (each, a “Contract”) to which the Company is a party or by which the Company or any of its properties is bound, except for, solely in the case of clause, (ii) such breaches, defaults, terminations, amendments or accelerations that would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect.
(b) Except as set forth in Section 4.5 of the Initial Disclosure Schedule with respect to the consequences of entering into the License Agreement or the consummation of the Merger, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority based on any Laws or other requirements of any Governmental Authorities.
Section 2.4 Litigation. There are no actions, suits, hearings, proceedings, audits, inspections, claims, inquiries or similar processes pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there are no investigations, examinations or reviews pending or threatened, that are reasonably likely to prohibit or restrain in any material respect the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
Section 2.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company as follows:
Section 3.1 Organization and Qualification.
(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
Section 3.2 Authority.
(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, and (ii) is subject to general principles of equity.
(b) Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Merger Sub and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Merger Sub and (assuming due authorization, execution and delivery by the other parties thereto) this Agreement constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights and remedies generally, and (ii) is subject to general principles of equity.
Section 3.3 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the respective certificates of incorporation or by-laws, in each case as amended or restated, of Parent or Merger Sub, (ii) conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties is bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on, any of the properties or assets of Parent or Merger Sub pursuant to any Contract (other than any Contracts requiring Parent Lender Consents) to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties is bound, except for (x) any such conflicts or violations described in clause (ii) above or (y) breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment requirements or Liens described in clause (iii) above that would not impair in any material respect the ability of either Parent or Merger Sub to perform its obligations under this Agreement or materially delay the consummation of any of the transactions contemplated by this Agreement.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger Sub to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authorities based on Laws or other requirements of any Governmental Authorities, except (i) those consents, approvals, authorizations or permits received and in full force and effect, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not impair in any material respect the ability of either Parent or Merger Sub to perform its obligations under this Agreement or materially delay the consummation of any of the transactions contemplated by this Agreement.
(c) There are no actions, suits, hearings, proceedings, audits, inspections, claims, inquiries or similar processes pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement. There is no order, writ, injunction or judgment to which Parent or Merger Sub is subject that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement. To Parent’s knowledge, as of the date of this Agreement, no investigation, examination or review by any Government Authority with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or threatened, other than any investigation or review that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.
Section 3.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Affiliates.
ARTICLE IV
COVENANTS
Section 4.1 Operations of the Company.
(a) From the date of this Agreement through the Expiration Date, unless (i) otherwise expressly contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (ii) in the case of clause (B) of this Section 4.1(a), an expenditure constitutes a Budget Covered Expenditure, or (iii) otherwise expressly set forth in Section 6.2 of the Initial Disclosure Schedule, and subject in all cases to Section 4.3 below, the Company will (A) operate its business in the ordinary course consistent with past practice or in accordance with or pursuant to the Company’s written business plans furnished to Parent prior to the Initial Escrow Date, and in compliance with all applicable Laws, (B) use commercially reasonable efforts to successfully execute the Rollout Plan, (C) use commercially reasonable efforts to preserve substantially intact its business organizations, its Intellectual Property and its relationships with licensors, licensees, customers, suppliers and lessors, and to retain the services of its key Employees, and (D) use commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted.

(b) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s operations during the period from the date hereof through the Expiration Date, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. During the period from the date hereof through the Expiration Date, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and, as applicable, its Subsidiaries’, respective operations.
Section 4.2 Stockholders’ Agreement. The Company shall use commercially reasonable efforts to cause all holders of the Company’s capital stock (other than the Signing Stockholders) or Convertible Securities to become parties to the Stockholders’ Agreement through the execution and delivery of a joinder agreement to the Stockholders’ Agreement, and, in connection therewith, the Company shall prepare and provide to each such holder of the Company’s securities a disclosure document describing, among other things, the Merger Agreement and the transactions contemplated thereby, and which disclosure document shall be furnished to and deemed reasonably acceptable in form and substance by Parent prior to being furnished to any holders of the Company’s securities.
Section 4.3 Conduct of the Company. Except (i) as otherwise expressly contemplated by this Agreement or consented to in writing by Parent, which consent shall not be unreasonably withheld, delayed or conditioned, (ii) Budget Covered Expenditures that otherwise would be prohibited by clauses (i) or (m) of this Section 4.3, or (iii) as set forth in Section 6.2 of the Initial Disclosure Schedule, from the date hereof through the Expiration Date, the Company will not do any of the following:
(a) except for instances where the amount paid or payable by the Company, or the value of securities, rights or other benefits granted by the Company, equal not more than $10,000 for any Non-Inside Employee and not more than $100,000 for all Non-Inside Employees as a group, and in each case can be affected without breaching Section 4.3(m) hereof: (i) increase the rate of compensation or benefits payable to or to become payable to, any director or Employee of the Company, except for (x) increases in salary or wages payable or to become payable pursuant to existing written employment agreements or the Company Benefit Plans, in each case, as in effect on the Initial Escrow Date, (y) the increases in the rate of compensation set forth in Section 6.2 of the Initial Disclosure Schedule or (z) merit increases of not more than five percent (5%) per annum granted in the ordinary course of business to Non-Inside Employees of the Company; (ii) grant any severance or termination, bonus, retention or other special pay to, or enter into any employment, severance, retention, bonus or similar agreement with, any director or Employee of the Company; (iii) adopt any employee benefit plan or arrangement, except as may be required by applicable Law; (iv) otherwise modify or amend any of the foregoing except as required by Law; (v) grant any equity or equity-linked compensation or securities to any director or Employee of the Company; or (vi) make any investments in or loans to or, except in the ordinary course of business consistent with past practices, pay any fees or expenses to, or enter into or modify any Contract, agreement, plan or arrangement with, any director or Employee of the Company;

(b) (i) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association, limited liability company or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or equity interests of any other Person (other than the purchase of assets in the ordinary course of business and consistent with past practice), (ii) sell, lease, exchange, mortgage, transfer, license or otherwise dispose of, or agree to sell, lease, exchange, mortgage, transfer, license or otherwise dispose of, any of its material assets, or any of its assets aggregating $50,000 or more in total, except for non-exclusive licensing arrangements permitted under the License Agreement and leasing of equipment in the ordinary course of the Company’s business, consistent with past practice, or (iii) enter into any joint venture, partnership, strategic alliance, profit sharing or similar agreement;
(c) (i) repay any of the Company’s Indebtedness other than (x) Short-Term Indebtedness of up to $2,000,000 (inclusive of any accrued and unpaid interest thereon), provided that any such repayment of Short-Term Indebtedness does not impair, impede, delay, prevent or otherwise materially adversely affect the Company’s successful execution of the Rollout Plan, and (y) Permitted Financings of Indebtedness of up to a total of $1,500,000, (ii) propose or adopt any amendments or modifications to or restatements of the Company Organizational Documents, or (iii) effect any recapitalization, reclassification, split, subdivision, combination or like change in the capitalization of the Company, or amend the terms of any outstanding securities of the Company, or issue any securities of the Company, except for (A) the repayment of the Company’s Indebtedness to the extent permitted in clause (i) of this Section 4.3(c), (B) the cancellation, conversion or exercise of Convertible Securities (including Convertible Notes) as contemplated by the Escrowed Merger Agreement and (C) any issuance of securities in a Permitted Financing;
(d) change any of its methods of accounting in effect at the Balance Sheet Date, except as may be required by GAAP or by Law as concurred with by the Company’s Accountants, and then only after prior written notice to, and an opportunity to comment by, Parent;
(e) (i) issue, create, incur, assume, guarantee, endorse or otherwise become liable or responsible with respect to (whether directly, contingently or otherwise), or modify in any way the terms of, any Indebtedness, including, without limitation, any Indebtedness to Stockholders, except for (x) the repayment of the Company’s Indebtedness to the extent permitted in Section 4.3(c)(i), (y) the incurrence of Indebtedness in connection with a Permitted Financing and (z) the conversion of the Convertible Securities (including the Convertible Notes) prior to the Closing, or (ii) subject to any Lien (other than a Permitted Lien) or otherwise encumber or permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of, or used by, the Company;
(f) make any material Tax election, change any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any closing agreement, settle any material Tax claim or assessment or consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment;

(g) declare, set aside, make or pay any dividend or other distribution in respect of any shares of the Company’s capital stock or any other equity securities of the Company, or repurchase, redeem or otherwise acquire any such shares or equity securities, or make any other payments or distributions whatsoever, in cash or in kind, with respect to any such shares or equity securities;
(h) cancel or compromise any claim for an amount greater than $25,000, or waive or release any material right of the Company, or settle or compromise any pending or threatened Proceeding or any material claim or claims;
(i) enter into any commitment for capital or other expenditures;
(j) enter into any transaction, or enter into, modify or renew any Contract, plan or arrangement, which, by reason of its size, nature or otherwise, is not in the ordinary course of business;
(k) (i) modify, amend, renew or terminate any Contract in any manner that reasonably could be expected to be materially detrimental or adverse to the Company; (ii) enter into, modify, amend or terminate any lease of real property; (iii) materially change the amount of any insurance coverage; (iv) enter into any new Department of Transportation Contract or any other material Contract which, in either such case, is on terms that are not substantially similar to, and consistent with, the Company’s past practice; (v) enter into any new Contract, or any modification, amendment, renewal or termination of any existing Contract, that would be prohibited by, or inconsistent with the terms of, the License Agreement or take any other action that would be prohibited by, or inconsistent with the terms of, the License Agreement; or (vi) except to the extent permitted in the License Agreement, enter into any transaction or Contract, or modify, amend, renew or terminate any Contract, with any Company Competitor;
(l) except for the repayment of the Company’s Indebtedness to the extent permitted in Section 4.3(c)(i), materially change or modify its credit, collection or payment policies, procedures or practices, including acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other liabilities, in each case in any material respect;
(m) make any expenditures in any year that cause any of the seven (7) line items in the Expense Budget included in Section 6.2 of the Initial Disclosure Schedule [(the “Expense Budget”)] to exceed the budgeted amount for such line items;
(n) enter into any guaranty or surety, or grant any power of attorney to any Person;
(o) enter into any Contract that would not be permitted under the terms of the License Agreement, including those pursuant to which the Company agrees to encumber, not assert, license, transfer or sell rights in, or with respect to, its Intellectual Property;
(p) enter into or amend any Contract, understanding or commitment (A) that restrains, restricts, limits or impedes the ability of the Company to compete with or conduct any business or line of business in any geographic area or solicit the employment of any Persons, or

(B) pursuant to which any other party is granted exclusive rights or “most favored nations” rights of any type or scope with respect to any of the Company’s products, technology, Intellectual Property or business;
(q) enter into any transaction with any Company Competitor, or enter into, modify or renew any Contract, plan or arrangement with any Company Competitor, in either case, which has a term (including all renewals and extensions) of greater than twelve months or which is not cancellable or able to be terminated without premium, penalty or other remedy on notice of 90 days or less;
(r) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or
(s) amend the Nelson Employment Agreement or any Company Employment Agreement or waive any material right under the Nelson Employment Agreement or any Company Employment Agreement; or
(t) agree to do anything (A) prohibited by this Section 4.3, (B) which would make any of the representations and warranties of Company in this Agreement or any schedule, annex or certificate delivered in connection herewith (including the Escrowed Merger Agreement and the Initial Disclosure Schedule) to be untrue or incorrect in any material respect (or, with respect to representations or warranties that are expressly qualified by a materiality or Company Material Adverse Effect qualification, in any respect) or would result in any of the conditions to the Closing not being satisfied, or (C) that would have or would be reasonably expected to have (taken together with all other acts or omissions since the Initial Escrow Date) a Company Material Adverse Effect.
Section 4.4 No Solicitation.
(a) Except as set forth in this Section 4.4, during the period from the date hereof through the Expiration Date (as defined in Article V), the Company shall not, and shall not permit any of its Affiliates, directors, Employees, members, stockholders, representatives or agents (collectively, the “Representatives”) to, directly or indirectly:
(i) encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired Person or otherwise, any transaction involving a merger, consolidation, business combination, purchase or disposition of any material amount of the assets of the Company or any capital stock or other ownership interests thereof other than the transactions contemplated by this Agreement (an “Acquisition Proposal”);
(ii) encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Proposal;
(iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Proposal;

(iv) enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in this Section 4.4(a) entered into in the circumstances referred to in this Section 4.4(a)); or
(v) otherwise cooperate in any way with, or assist or participate in, or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.
(b) Response to Superior Proposal. The Company and the Stockholder Representative shall (and each of them shall cause their respective representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent, Merger Sub and their Affiliates) conducted heretofore with respect to any Acquisition Proposal. Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent failure to do so would be inconsistent with the fiduciary obligations of its Board of Directors (the “Company Board”) under Delaware law, as determined in good faith by the Company Board after considering applicable Delaware law and after consultation with outside counsel, in response to a bona fide, unsolicited written Acquisition Proposal received by the Company Board after the date of this Agreement, that the Company Board determines in good faith after consultation with outside counsel constitutes, or would be reasonably likely to result in, a Superior Proposal (as defined below), provided that a breach of this Section 4.4 by the Company was not the principal cause of the Company’s receiving the Acquisition Proposal, and subject to compliance with Section 4.4(c), at any time prior to the earlier of the time when the Option is exercised and the time when each of the holders of the outstanding capital stock of the Company have executed the Stockholders’ Agreement or the joinder agreement relating thereto (the “Full Stockholder Approval Time”) and after providing Parent not less than three days’ written notice of its intention to take such actions, (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its representatives pursuant to a confidentiality agreement no less restrictive on the other party than the Confidentiality Agreement, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company or precluding compliance by the Company with any provision of this Agreement (including this Section 4.4) or the Escrowed Merger Agreement and (2) the Company advises Parent of all such information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (y) participate in discussions or negotiations with such Person and its representatives regarding such Acquisition Proposal. The Company shall take all action reasonably requested by Parent that is necessary to enforce each confidentiality, standstill or similar agreement relating to an Acquisition Proposal to which the Company is a party or by which it is bound (in each case, other than any such agreement with Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 4.4(a) by the Company or its representatives shall be deemed to be a breach of this Section 4.4(a) by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this Section 4.4(a) within 24 hours of the execution thereof.

(c) Notices to Parent. In addition to the other obligations of the Company set forth in this Section 4.4, the Company shall promptly notify Parent, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, in respect of any Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly (and in any event within 24 hours) provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.
(d) Definition. For purposes of this Agreement, the term “Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the equity securities of the Company or assets of the Company equal to 100% of the Company’s consolidated assets or to which 100% of the Company’s consolidated revenues are attributable, pursuant to a tender or exchange offer, a merger, a consolidation or a purchase of assets or securities, that is on terms and conditions that the Company Board determines in its good faith judgment (after consultation with its outside legal counsel) to be (i) on terms more favorable to the holders of the Company’s outstanding capital stock and Convertible Securities from a financial point of view than the transactions contemplated by the Merger Agreement, taking into account at the time of determination all the terms and conditions of such proposal and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal, and the Merger Agreement (including any proposal by Parent to amend the terms of the Merger Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.
(e) Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if (x) the Company Board receives an unsolicited, bona fide written Acquisition Proposal, (y) the Company’s breach of this Section 4.4 or any standstill or similar agreement with Parent or its Affiliates was not the principal cause of such Acquisition Proposal being made and (z) the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company Board may, at any time prior to the earlier of the exercise of the Option or the Full Stockholder Approval Time, in response to such Superior Proposal and following the expiration of the seven (7) Business Day period described below, cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, but only if the Company shall have concurrently with entering into such Alternative Acquisition Agreement terminated this Agreement pursuant to Section 5.1(c) and prior thereto or concurrently therewith paid to Parent the Termination Fee required pursuant to Section 5.3(b) and extended the term of the License Agreement and the exclusivity granted thereunder by one year by means of an amendment to the License Agreement, the terms of which amendment are reasonably acceptable to Parent (the “License Amendment”), but in any event only after the seventh (7th) Business Day following Parent’s receipt of written notice (the

“Notice”) from the Company advising Parent that the Company Board is prepared to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice (which shall commence a new seven (7) Business Day period) in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept, attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis)), and only if the Company and its representatives shall have been reasonably available to Parent and its representatives during such seven (7) Business Day period to negotiate any adjustments in the terms of this Agreement proposed by Parent and, at the end of such seven (7) Business Day period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such Notice, the Company Board has again in good faith made the determination referred to above in clause (z) above.
Section 4.5 Notice of Actions and Other Matters. Each party hereto shall promptly notify the other parties of any Proceeding that is instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement or any other Transaction Document. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall promptly notify the other in writing of (except to the extent contemplated by this Agreement or the Escrowed Merger Agreement): (a) the discovery of any event, condition, fact or circumstance that constitutes a material breach of any representation or warranty made by such party in this Agreement or the Escrowed Merger Agreement (or in the case of any such representation or warranty that is qualified by any materiality or “Company Material Adverse Effect” qualification, a breach of any such representation or warranty) as it was delivered to the Document Escrow Agent pursuant hereto, as any such representation or warranty was supplemented by the Initial Disclosure Schedule, (b) the discovery of any event, condition, fact or circumstance that constitutes a material breach of any representation or warranty made by such party in this Agreement or the Escrowed Merger Agreement (or in the case of any such representation or warranty that is qualified by any materiality or “Company Material Adverse Effect” qualification, a breach of any such representation or warranty) as it was delivered out of escrow by the Document Escrow Agent pursuant hereto, as any such representation or warranty was supplemented by the Company Disclosure Schedule, (c) any known material breach of any material covenant or obligation of such party set forth in this Agreement or the Escrowed Merger Agreement, (d) any known event, condition, fact or circumstance that may make such party’s timely satisfaction of any of the conditions set forth in Section 7.1 of the Escrowed Merger Agreement impossible or unlikely, (e) any known event, condition, fact or circumstance that may make such party’s timely satisfaction of any of the conditions set forth in Section 7.2 or Section 7.3, as applicable, of the Escrowed Merger Agreement impossible or unlikely, or (f) any notice or other communication received by the party giving notice from any Governmental Authority in connection with the transactions contemplated by this Agreement or any other Transaction Document or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any other Transaction Document, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to the Company, the Surviving Company or Parent. The delivery of any notification pursuant to this Section 4.5 shall not (x) be considered an admission that any representation or warranty herein is untrue or that any covenant herein has been breached or (y) cure any breach or non-compliance with any provision of this Agreement, except as otherwise set forth in Section

10(a)(vi) of the Escrowed Merger Agreement (in the event that Parent exercises the Option). Notwithstanding any provision herein to the contrary, no notification given pursuant to this Section 4.5 shall limit or reduce in any respect the notifying party’s indemnification obligations set forth in Articles VIII or IX of the Escrowed Merger Agreement (in the event that Parent exercises the Option) or limit or otherwise affect the remedies available hereunder and under the Escrowed Merger Agreement to the party receiving such notification or the conditions to such party’s obligation to consummate the Merger.
Section 4.6 Access and Information.
(a) During the period from the date hereof through the Expiration Date, (i) the Company shall afford the Parent and its officers, directors, employees, accountants, counsel and other representatives (collectively, the “Parent Representatives”), reasonable access during business hours to (A) all of the Company’s properties, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company as the Parent or any Parent Representative shall request, and (ii) the Company shall provide to the Parent and the Parent Representatives true, correct and complete copies of the Company’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities. No information or knowledge obtained in any investigation pursuant to this Section 4.6(a)Section 4.6(a) shall affect or be deemed to modify any representation or warranty contained herein or in the Escrowed Merger Agreement or the conditions to the obligations of the parties hereto to consummate the Merger.
(b) During the period from the date hereof through the Expiration Date, the Company shall deliver to Parent all unaudited quarterly financial statements of the Company (including its balance sheet and related unaudited statements of income (loss), changes in stockholders’ equity and cash flows), together with all notes and schedules related thereto, and regular monthly unaudited financial statements and operating reports of the Company, as well as any additional financial or operating data regarding the Company and its business as Parent may reasonably request (all such information, “Company Financial Information”). All Company Financial Information to be delivered on a quarterly basis shall be delivered to Parent not later than the 45th day following the last day of the quarter to which such Company Financial Information relates. All Company Financial Information to be delivered on a monthly basis shall be delivered to Parent not later than the 30th day following the last day of the month to which such Company Financial Information relates.
(c) Within two (2) days after delivery to the Company by its auditor of the audited financial statements for the fiscal year ended December 31, 2008 (and the auditor’s signed report thereon), but, in any event, not later than February 28, 2009, the Company shall deliver to Parent such financial statements (including its balance sheet and related statements of income (loss) and cash flows), together with all notes and schedules related thereto, as well as any additional financial or operating data regarding the Company and its business during such period as Parent may reasonably request, and provide Parent with reasonable access to the Company’s employees and external auditors engaged in the preparation, review or audit of such financial statements.

(d) In furtherance of the foregoing, but not in limitation thereof, the Company shall use commercially reasonable efforts to cause the Company Accountants to furnish to Parent and Parent’s accountants access to all work papers relating to the Company’s business for any of the periods covered by the financial statements of the Company delivered to Parent in connection with the transactions contemplated hereby.
Section 4.7 Confidentiality. The terms of the confidentiality agreement dated July 24, 2008, between the Company and Parent, as may from time to time be amended (the “Confidentiality Agreement”), are hereby incorporated by reference and shall continue in full force and effect until the Effective Time of the Merger, if the Option is exercised, at which time such Confidentiality Agreement and the obligations of the parties under this Section 4.7 shall terminate; provided, however, that, if for any reason, this Agreement is terminated without the Option being exercised, the Confidentiality Agreement shall nonetheless continue in full force and effect pursuant to its terms.
Section 4.8 Employment Agreements. The Company shall use commercially reasonable efforts to cause each of the Restricted Employees listed on Exhibit B-1 to the Escrowed Merger Agreement (or a permissible Replacement therefor, as such term is defined in the Section 7.2(q) of the Escrowed Merger Agreement) to enter into an employment agreement with Parent on or prior to January 31, 2009, which employment agreement shall be in the form of Company Employment Agreement attached as Exhibit B-2 to the Merger Agreement and shall become effective as of and subject to the occurrence of the Effective Time, and the Company agrees that the compensation terms for each Restricted Employee (or his or her respective Replacement, if applicable) will in all cases be consistent with the compensation terms for such Restricted Employee as set forth in Section 6.2 of the Company Disclosure Schedule attached to the Escrowed Merger Agreement, and that any employment agreement for a Replacement shall be substantially similar to the Company Employment Agreement previously entered into by Parent and the Restricted Employee that such Replacement is replacing.
Section 4.9 Public Announcements. Prior to the Execution Date, no party hereto will issue or cause the publication of any press release or other public announcement with respect to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby without the prior consent of Parent and the Company, as the case may be, provided, however, that: (i) nothing herein will prohibit Parent from issuing or causing publication of any such press release or public announcement to the extent that Parent reasonably determines such action to be required by Law, or the regulations of any Governmental Authority, including the New York Stock Exchange or any other self-regulatory organization, in which case Parent will use reasonable efforts to allow the Company reasonable time to comment on such release or announcement in advance of its issuance and consider any such comments in good faith, and (ii) any party hereto may disclose this Agreement and any other Transaction Document and the transactions contemplated hereby or thereby to third parties in connection with securing required consents of such third parties and in connection with any permits, approvals, filings or consents required by Law to be obtained. To the extent feasible, prior to the Execution Date, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement or the other Transaction Documents (other than filings that Parent shall make pursuant to any applicable federal or state securities Laws) shall be made jointly by the parties.

Section 4.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement.
Section 4.11 Limitations on Permitted Financings. Notwithstanding any provision herein or in the Escrowed Merger Agreement to the contrary, the Company shall not enter into any Permitted Financing unless (i) such financing satisfies each criterion set forth in the definition of a Permitted Financing in Article I of the Escrowed Merger Agreement, (ii) any Stockholder or holder of Convertible Securities participating in such Permitted Financing is, or will become prior to the Permitted Financing, a party to the Stockholders’ Agreement, (iii) if such Permitted Financing involves Indebtedness, the terms of such Permitted Financing are reasonable and customary, and consistent with the Company’s financing arrangements in effect on the Initial Escrow Date, (iv) if such Permitted Financing involves Indebtedness, such Permitted Financing either (A) solely involves the issuance of Convertible Securities that will automatically convert into Company Common Stock immediately prior to the Effective Time if not repaid prior to that time or (B) is preceded by the delivery of a written acknowledgment from the Company to Parent to the effect that the entire amount of such Indebtedness shall be included as Indebtedness on the Pre-Closing Statement, and (v) if such Permitted Financing involves Indebtedness, the aggregate principal amount of such Permitted Financing together with all other Indebtedness then outstanding does not exceed $1,500,000.
Section 4.12 Related Party Transactions. From the date hereof through the Expiration Date, the Company shall not enter into any transaction, agreement or other arrangement with any Related Person that would require disclosure under Section 4.18 of the Escrowed Merger Agreement if such transaction, agreement or other arrangement had existed or been in effect as of the date hereof.
Section 4.13 Capital Leases; License Affected Deferred Revenues. The Company shall use commercially reasonable efforts to assure that between the date hereof and the Expiration Date (i) the aggregate dollar amount of all obligations under the capital leases of the Company (measured in accordance with GAAP) does not at any time exceed $1,000,000 and (ii) the aggregate dollar amount of License Affected Deferred Revenue of the Company does not at any time exceed $1,000,000.
Section 4.14 Further Assurances. From time to time, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.
ARTICLE V
TERMINATION, AMENDMENT AND WAIVER
Section 5.1 Termination. This Agreement may be terminated at any time prior to Parent’s exercise of the Option (the date upon which the Option terminates under either this Section 5.1 or Section 5.2 being referred to herein as the “Expiration Date):

(a) by written consent of Parent, the Company and the Stockholder Representative; or
(b) by either Parent or the Company, if any U.S. federal or state or foreign court of competent jurisdiction or any other Governmental Authority shall have issued a Court Order or taken any other action restraining, enjoining or otherwise expressly prohibiting the consummation of the transactions contemplated hereby, and such Court Order or other Law or such other action shall have been final and non-appealable; or
(c) by the Company in accordance with the terms and subject to the conditions set forth in Section 4.4(d); provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination Fee to Parent in accordance with Section 5.3(b) and shall have executed the License Amendment and delivered the executed License Amendment to Parent (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been received by Parent and the License Amendment shall have been delivered to Parent).
(d) The right of any Party to terminate this Agreement pursuant to this Section 5.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, any Person controlling any Party or any of their respective Employees or directors (or other equivalent Person), whether prior to or after the execution of this Agreement.
Section 5.2 Automatic Termination. This Agreement shall automatically terminate without any further action by, consent of or notice to any of the Parties upon the earlier to occur of the following (a) if Network shall not have timely, satisfied any of the payment conditions described in Sections 1.3(a), (b) and (c) in accordance with the terms thereof, time being of the essence, or (b) if Parent shall not have exercised the Option on or before March 31, 2009.
Section 5.3 Effect of Termination.
(a) In the event of the termination of this Agreement pursuant to Section 5.1(a) or 5.1(b) or Section 5.2, this Agreement shall forthwith become void, there shall be no Liability on the part of Parent, Merger Sub, the Company, the Stockholder Representative or any of their respective current or former directors, Employees, stockholders, partners, members, Affiliates, agents or other representatives (or any current or former director, Employee, stockholder, partner, member, agent or other representative of any thereof) to the other and all rights and obligations of any Party hereto shall cease, except as set forth in Section 4.7, this Section 5.3 and Article VI, and the Escrowed Documents shall be cancelled and destroyed by the Document Escrow Agent and shall not have any legal force and effect, except that nothing herein shall relieve any Party for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement. For the avoidance of doubt, the termination of this Agreement pursuant to Section 5.1(a) or 5.1(b) or Section 5.2 shall have no effect on the License Agreement, which shall remain subject to the termination and other provisions set forth therein.
(b) In the event of the termination of this Agreement pursuant to Section 5.1(c), the Company shall pay to Parent a termination fee of $780,000 (the “Termination Fee”)

by wire transfer of immediately available funds to an account to be designated by Parent and the Company shall execute the License Amendment and deliver the License Amendment to Parent. Upon the termination of this Agreement pursuant to Section 5.1(c) and the delivery of the Termination Fee and the License Amendment, this Agreement shall forthwith become void, there shall be no Liability on the part of Parent, Merger Sub, the Company, the Stockholder Representative or any of their respective current or former directors, Employees, stockholders, partners, members, Affiliates, agents or other representatives (or any current or former director, Employee, stockholder, partner, member, agent or other representative of any thereof) to the other and all rights and obligations of any Party hereto shall cease, except as set forth in Section 4.7, this Section 5.3 and Article VI, and the Escrowed Documents shall be cancelled and destroyed by the Document Escrow Agent and shall not have any legal force and effect, except that nothing herein shall relieve any Party for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement. For the avoidance of doubt, the termination of this Agreement pursuant to Section 5.1(c) shall have no effect on the License Agreement (as amended by the License Amendment), which shall remain subject to the termination and other provisions set forth therein. The Company acknowledges that the Termination Fee, the License Amendment and the other provisions of this Section 5.3(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement.
Section 5.4 Amendment. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Parties.
Section 5.5 Waiver. At any time prior to the Expiration Date, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.
Section 5.6 Effect of Option Exercise. In the event that Parent exercises the Option in accordance with Article I hereof, and the Escrowed Documents shall have been released from escrow in accordance with said Article I and Exhibit E annexed hereto, then this Agreement shall automatically terminate and shall be of no further force and effect, and all rights and obligations of any Party hereto shall cease, except that nothing herein shall relieve any Party for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement or any other Transaction Document.

ARTICLE VI
GENERAL PROVISIONS
Section 6.1 Expenses. Each of the parties hereto shall bear its own out-of- pocket costs and expenses (including fees and disbursements of its financial advisors, legal counsel, accountants and consultants) incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (collectively, “Expenses”), whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company may pay the Reported Indemnifiable Expenses of the holders of Company Common Stock or Convertible Securities.
Section 6.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a Party as shall be specified by like changes of address) or sent by electronic transmission to the fax number specified below:
(a)	If to Parent or Merger Sub:
Westwood One, Inc.
40 W. 57th Street, 5th Floor
New York, New York 10019
Facsimile: (212) 641-2198
E-mail: dhillman@westwoodone.com
Attention: General Counsel
With copies to:
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (973) 597-2507
E-mail: ssiesser@lowenstein.com
Attention: Steven E. Siesser, Esq.
and
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (973) 597-2351
E-mail: pehrenberg@lowenstein.com
Attention: Peter H. Ehrenberg, Esq.

(b)	If to the Company:
TrafficLand, Inc.
11208 Waples Mill Road, Suite 109
Fairfax, Virginia 22030
Facsimile: (703) 591-5003
E-mail: lnelson@trafficland.com
Attention: Lawrence H. Nelson
With a copy to:
Womble Carlyle Sandridge & Rice, PLLC
8065 Leesburg Pike, 4th Floor
Vienna, Virginia 22182-2738
Facsimile: (703) 918-2261
E-mail: kmendelson@wcsr.com
Attention: Keith J. Mendelson, Esq.
(c)	If to the Stockholder Representative or any Covered Employee:
Mr. P. Richard Zitelman
c/o The Zitelman Group, Inc.
12250 Rockville Pike, Suite 200
Rockville, Maryland 20852
Facsimile: (301) 770-5526
E-mail: rick@tzg.com
With a copy to:
Womble Carlyle Sandridge & Rice, PLLC
8065 Leesburg Pike, 4th Floor
Vienna, Virginia 22182-2738
Facsimile: (703) 918-2261
E-mail: kmendelson@wcsr.com
Attention: Keith J. Mendelson, Esq.

(d)	If to the Document Escrow Agent:
Lowenstein Sandler PC
1251 Avenue of the Americas
New York, New York 10020
Facsimile: (973) 597-2351
E-mail: pehrenberg@lowenstein.com
Attention: Peter H. Ehrenberg, Esq.
Section 6.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 6.4 Severability. If any term or other provision (or portion thereof) of this Agreement, or the application of any such term or other provision (or portion thereof) to any Person, is finally determined by a court of competent jurisdiction (and such determination has become non-appealable) to be invalid, illegal or incapable of being enforced by any applicable Law, or public policy, such circumstances shall not have the effect of rendering such term or provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other term or provision herein contained invalid, inoperative or unenforceable to any extent whatsoever. Upon such final determination, to the extent not reformed by such court, that any term or other provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
Section 6.5 Entire Agreement. This Agreement (and solely to the extent this Option is exercised, the Transaction Documents) constitute the entire agreement of the parties thereto with respect to the subject matter thereof and contain all the representations, warranties, covenants and conditions agreed upon or made by the parties thereto in respect of the transactions contemplated therein, and supersede all prior agreements, undertakings, negotiations and communications, both written and oral, among the parties, or any of them, with respect to the subject matter thereof, and any other purported representations, warranties or covenants are hereby expressly disclaimed and have not been relied upon by the parties hereto in connection therewith.
Section 6.6 Assignment. This Agreement may not be assigned or otherwise transferred, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Notwithstanding the foregoing, without the consent of the other Parties, Parent or Merger Sub may transfer or assign this Agreement (including by way of a pledge), in whole or from time to time in part, to one or more of its Affiliates, provided that no such transfer or assignment will relieve Parent or Merger Sub of its obligations under this Agreement. Upon any such permitted transfer or assignment, the references in this Agreement to Parent or Merger Sub, as the case may be, shall also apply to any such assignee unless the context otherwise requires. Except as otherwise set forth above, any purported transfer or assignment without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 6.7 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or covenant in this Agreement or any Transaction Document, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise set forth herein or therein, all rights and remedies existing under this Agreement and any other Transaction Document are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 6.8 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts to be wholly performed within such State.
Section 6.9 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, and by Parent, Merger Sub, the Company, the Stockholder Representative and the Covered Employees in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each of the foregoing parties shall have received a counterpart hereof signed by all of the other parties. Until and unless each party has received a counterpart hereof signed and delivered by the other parties, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of copies of this Agreement and of signature pages by facsimile or electronic mail shall constitute effective execution and delivery of this Agreement as to the parties. Signatures on pages transmitted by facsimile or electronic mail shall be deemed to be original signatures for all purposes.
Section 6.10 Jurisdiction, Etc.
(a) Each of the Parties agrees that any Proceeding, directly or indirectly, arising out of, or relating to, this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) or any counterclaim related thereto or any judgment entered by any court in respect thereof may be brought in any state or federal court in the Borough of Manhattan, State of New York, and the Parties hereby irrevocably accept the personal jurisdiction of any such court for the purpose of any such Proceeding.
(b) Each of the Parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any Proceeding, directly or indirectly, arising out of, or relating to, this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) or any counterclaim related thereto in such state or federal court. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such Proceeding in such court.
(c) Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s address set forth in Section 6.2 shall be effective service of process for any Proceeding with respect to any matters to which it has submitted to jurisdiction in this Section 6.10 or otherwise. As an alternative method of service, each such Party also irrevocably consents to the service of any and all process in any manner permitted by or under the laws of the State of New York.
Section 6.11 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, OR RELATING TO, THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) OR ANY COUNTERCLAIM RELATED THERETO. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR OTHER LEGAL PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.11.
Section 6.12 Interpretive Provisions. Unless the express context otherwise requires: (a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (c) the terms “Dollars” and “$” mean United States Dollars; (d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement; (e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (f) references herein to any gender shall include each other gender; (g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; (h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (i) references herein to any contract or agreement (including this Agreement) means such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (k) references herein to any Law or any Permit mean such Law or Permit as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Section 6.13 Escrow. The parties hereto hereby appoint LOWENSTEIN SANDLER, PC (“LS”) to serve as the Document Escrow Agent hereunder. The Document Escrow Agent shall hold the Escrowed Documents in escrow in accordance with the provisions set forth below and on Exhibit E annexed hereto. The Company and Parent shall notify the Document Escrow Agent promptly in the event that this Agreement is terminated. The Document Escrow Agent shall act as follows:
(a) In the event that (i) Parent provides the Document Escrow Agent with an Exercise Notice on or before March 31, 2009 and (ii) such Exercise Notice confirms (A) that Network has timely satisfied each of the payment conditions set forth in Sections 1.3(a), (b) and (c) prior to the Expiration Date and (B) that Parent has elected to exercise the Option in accordance with Article I, the Document Escrow Agent shall date the Escrowed Documents (other than the Initial Disclosure Schedule) and release the Escrowed Merger Agreement and the Initial Disclosure Schedule to each of the Parties.
(b) If, prior to Parent’s delivering the Exercise Notice to the Document Escrow Agent, Parent and the Company notify the Document Escrow Agent that this Agreement has been terminated pursuant to Section 5.1(a) or Section 5.1(b), the Document Escrow Agent shall cancel and destroy the Escrowed Documents in accordance with Section 5.3(a). In the event that Parent and the Company notify the Document Escrow Agent that this Agreement has been terminated pursuant to Section 5.1(c), the Document Escrow Agent shall cancel and destroy the Escrowed Documents in accordance with Section 5.3(b).
(c) In the event that this Agreement has been terminated pursuant to Section 5.2, the Document Escrow Agent shall, without any further action by, consent of or notice to any of the Parties, cancel and destroy the Escrowed Documents in accordance with Section 5.3(a).
(d) In the event that the Document Escrow Agent receives any notice with respect to the Escrowed Documents other than as set forth above in clauses (a) and (b), the Document Escrow Agent shall take no action with respect to the Escrowed Documents unless (i) directed to do so by written agreement of Parent and the Company or (ii) directed to do so by order of a court of competent jurisdiction.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood
	Name:	Roderick M. Sherwood, III
	Title:	President and Chief Financial Officer

TLAC, INC.
By:	/s/ Roderick M. Sherwood
	Name:	Roderick M. Sherwood, III
	Title:	President

TRAFFICLAND, INC.
By:	/s/ Lawrence H. Nelson
	Name:	Lawrence H. Nelson
	Title:	Founder/CEO

STOCKHOLDER REPRESENTATIVE
By:	/s/ P. Richard Zitelman
	Name:	P. Richard Zitelman, in his capacity as
the Stockholder Representative

[Signature Pages to Option Agreement]

LOWENSTEN SANDLER, PC enters into this Agreement solely to acknowledge that it shall act in accordance with Section 6.13 and Exhibit E annexed hereto.

LOWENSTEIN SANDLER PC
By:	/s/ Steven E. Siesser
Steven E. Siesser
Member of the Firm

[Signature Pages to Option Agreement]

EXHIBIT A
AGREEMENT AND PLAN OF MERGER
EXHIBIT B
INITIAL DISCLOSURE SCHEDULE
EXHIBIT C
STOCKHOLDERS’ AGREEMENT
EXHIBIT D
LICENSE AGREEMENT
All exhibits intentionally omitted.
EXHIBIT E
ESCROW TERMS
All exhibits intentionally omitted.

SIXTH AMENDMENT1 TO
OPTION AGREEMENT
This SIXTH AMENDMENT (this “Amendment”) to that certain Option Agreement, dated as of December 22, 2008 (as heretofore amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment, the “Option Agreement”), by and among WESTWOOD ONE, INC., a Delaware corporation (“Parent”), TLAC, INC., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), TRAFFICLAND, INC., a Delaware corporation (the “Company”), and P. RICHARD ZITELMAN, in his capacity as Stockholder Representative (the “Stockholder Representative”), is entered into as of the 5th day of June, 2009, by and among the Parties to the Option Agreement. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Option Agreement.
RECITALS
WHEREAS, the Parties previously entered into the Option Agreement, pursuant to which, provided that certain specified conditions set forth in Section 1.3 thereof have been met, Parent has the right (the “Option”), at its sole election, to cause the release from escrow of the Merger Agreement;
WHEREAS, the Parties previously amended the Option Agreement to extend the Exercise Period first to April 15, 2009, then to April 30, 2009, then to May 15, 2009, then to May 22, 2009, then to June 5, 2009 and hereby desire to further amend the Option Agreement to extend the Exercise Period during which Parent may (but is not required to) elect to exercise the Option;
WHEREAS, Section 1.4 of the Option Agreement (as heretofore amended) provides for only three Pre-Exercise Notices, all of which have already been submitted by Parent;
WHEREAS, pursuant to Section 5.4 of the Option Agreement, the Option Agreement may be amended only by an instrument in writing signed by the Parties, and, as such, the Parties are entering into this Amendment in order to properly memorialize their agreement to extend the Exercise Period during which Parent may (but is not required to) elect to exercise the Option and to allow Parent to provide one additional Pre-Exercise Notice in connection therewith, all as more particularly set forth herein and in the Option Agreement, as amended hereby.
NOW, THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

[1]	Amendments 1-5 solely changed the expiration dates for the exercise of the Option and were superseded by this Amendment. Accordingly, only this amendment is being filed herewith.

1. The fourth complete sentence of Section 1.4 of the Option Agreement shall be amended and restated in its entirety to read as follows:
“If Parent does not provide the Exercise Notice within such five-day period, Parent shall have the right, on up to three additional occasions during the Exercise Period (as amended or extended by the Parties from time to time), to furnish a Pre-Exercise Notice to the Company (provided that in such case the Pre-Exercise Notice is furnished no later than five days prior to the Expiration Date).”
2. Section 5.2 of the Option Agreement shall be amended and restated in its entirety to read as follows:
“Section 5.2 Automatic Termination. This Agreement shall automatically terminate without any further action by, consent of or notice to any of the Parties if Parent shall not have exercised the Option on or before December 1, 2009 (the “Option Expiration Date”).”
3. Section 6.13(a) of the Option Agreement shall be amended to delete the reference to “June 5, 2009” in such subsection and replace such reference with “December 1, 2009” in lieu thereof.
4. The Parties hereto expressly acknowledge and agree that this Amendment is being entered into as a result of Parent’s agreement to cause Network to pay each of: (x) the First June Payment on or before June 30, 2009 and (ii) the Second June Payment — Non-Discounted Basis on or before August 31, 2009 as such terms are defined, and otherwise in accordance with, Section 2.3(d)(v) of the License Agreement. If Network fails to make either of such payments when due, notwithstanding anything contained in the Option Agreement to the contrary (including Section 5.2 thereof), the Option Agreement shall automatically terminate without any further action by, consent of or notice to any of the Parties, time being of the essence.
5. The Parties expressly acknowledge and agree that Parent did not exercise the Option on: (x) May 15, 2009 as contemplated when the first Pre-Exercise Notice was delivered to the Company or (y) May 22, 2009 as contemplated when the second Pre-Exercise Notice was delivered to the Company; and Parent will not exercise the Option on June 5, 2009 as contemplated when the third Pre-Exercise Notice was delivered to the Company.
6. Except as specifically amended by this Amendment, the Option Agreement shall remain unchanged and continue in full force and effect. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, be deemed to be an amendment or modification of, or operate as a waiver of, any provision of the Option Agreement, nor constitute a waiver of any provision of any other Transaction Document, or any other document, instrument and/or agreement executed or delivered in connection therewith, in each case whether arising before or after the date hereof.
7. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN, AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF, THE OPTION AGREEMENT.

8. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile or electronic mail shall constitute effective execution and delivery of this Amendment as to the Parties. Signatures on pages transmitted by facsimile or electronic mail shall be deemed to be original signatures for all purposes.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

WESTWOOD ONE, INC.
By:	/s/ Roderick M. Sherwood
	Name:	Roderick M. Sherwood, III
	Title:	President and CFO

TLAC, INC.
By:	/s/ Roderick M. Sherwood
	Name:	Roderick M. Sherwood, III
	Title:	President and CFO

TRAFFICLAND, INC.
By:	/s/ Lawrence H. Nelson
	Name:	Lawrence H. Nelson
	Title:	Founder/CEO

STOCKHOLDER REPRESENTATIVE
By:	/s/ P. Richard Zitelman
	Name:	P. Richard Zitelman, in his capacity as
the Stockholder Representative

[Signature Page to SIXTH Amendment to Option Agreement]

LOWENSTEIN SANDLER PC enters into this Amendment solely to acknowledge that it shall act in accordance with Section 6.13 of the Option Agreement and Exhibit E annexed thereto during the Exercise Period as extended hereby.

LOWENSTEIN SANDLER PC
By:	/s/ Peter Ehrenberg
Peter Ehrenberg
Member of the Firm